Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

John R. Hawkins
Chief Executive Officer
612/617-8532
John.Hawkins@HawkinsInc.com

Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

SECOND QUARTER, FIRST HALF FISCAL 2009 RESULTS

•	Sales increase 67% for the quarter
•	Net income of $6.8 million for the quarter
•	Second quarter earnings per share increases by 131%

Minneapolis, MN, November 6, 2008 – Hawkins, Inc. (Nasdaq: HWKN) today announced second quarter and six months results for fiscal 2009. Sales of $80.4 million for the quarter ended September 30, 2008 represent an increase of 67.0% over $48.1 million in sales reported for last year’s second fiscal quarter. Net income for the second quarter of fiscal 2009 was $6.8 million, equal to diluted earnings per share of $0.67 compared to net income for the same period of fiscal 2008 of $2.9 million and diluted earnings per share of $0.29. Income from operations for the quarter ended September 30, 2008 was negatively impacted by LIFO inventory adjustments of approximately $3.6 million (approximately $2.2 million, or $0.21 per share, after tax) resulting from rising inventory costs and, to a lesser extent, higher inventory levels. LIFO adjustments were negligible in the second quarter of the prior fiscal year.

For the six months ended September 30, 2008, Hawkins reported sales of $145.5 million, net income of $11.7 million and diluted earnings per share of $1.14 versus sales of $96.8 million, net income of $5.9 million and diluted earnings per share of $0.57 for the same period a year ago. Income from operations for the six months ended September 30, 2008 was negatively impacted by LIFO inventory adjustments of approximately $5.2 million (approximately $3.2 million, or $0.31 per share, after tax), whereas LIFO adjustments minimally impacted results for the six months ended September 30, 2007.

For the quarter ended September 30, 2008, Industrial segment sales were $53.7 million, which is up 88.9% over last year’s second fiscal quarter sales of $28.4 million. Water Treatment segment sales for the quarter ended September 30, 2008 were $24.7 million, which is a 41.8% increase over last year’s second fiscal quarter sales of $17.4 million. The changes to both of these segments were driven largely by increases in selling prices related to escalating material costs along most existing product lines and, to a lesser extent, volume increases. Pharmaceutical sales decreased by $0.3 million for the quarter ended September 30, 2008 as compared to the same period in the prior year.

Gross margin as a percent of sales for the quarter and six months ended September 30, 2008 was 22.1% and 22.0%, respectively, versus 24.7% and 24.5%, respectively, a year ago. The decrease in gross margin as a percentage of sales for both periods was primarily due to the pass-through of higher raw material costs, the LIFO adjustments noted above and the fiscal 2009 classification of certain expenses as cost of sales instead of selling, general, and administrative (SG&A) expenses. This decrease was partially offset by higher margins from the sale of certain high-demand and supply-constrained products and the sale of lower-cost inventory held in storage.

The $0.9 million and $1.8 million decreases in SG&A expenses for the quarter and six months ended September 30, 2008 as compared to the same periods a year ago were primarily due to the fiscal 2009 classification of certain expenses as cost of sales instead of SG&A expenses. Additionally, there was a reduction in contractor and consulting fees from those incurred in the prior year related to the Company’s implementation of its Enterprise Resource Planning system which was partially offset by higher employee compensation expenses, including variable pay plans and additional sales staff.

Chief Executive Officer, John R. Hawkins, commented, “Hawkins continued to experience rapidly escalating raw material costs during our second fiscal quarter, which drove the increase in sales in our Industrial and Water Treatment segments. We saw strong demand coupled with raw material supply constraints for some key products in the Industrial segment. We were able to grow our margins in these products as we benefited from our investments in storage capacity. The increased capacity allowed us to meet existing customer needs and expand our business to new customers as some competitors were unable to supply their customers with product. Our singular focus on serving the customer in this environment of fluctuating prices, constrained supplies, and transportation interruptions has enabled us to generate these strong results.” Hawkins continued, “To date, we have not seen demand or chemical prices significantly impacted by the general economic downturn. We believe that the current supply and demand imbalance and pricing environment may continue in the short term, but then expect our business to return to levels more in line with historic results as supply and demand once again balance out. However, our strong financial position allows us to continue to invest for the long-term and we expect to retain a share of the new business gained as these customers understand and appreciate the value of the Company’s infrastructure and our resulting ability to provide their critical supply needs during difficult market conditions.”

Hawkins, Inc. provides a full range of bulk industrial products complemented with the technical expertise and innovation to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins serves customers in a wide range of industries, including chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates 18 facilities in Iowa, Illinois, Kansas, Minnesota, Missouri, Montana, Nebraska, New Jersey, South and North Dakota and Wisconsin and services customers in Upper Michigan and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, the inability of our suppliers to provide us with key raw materials at contracted prices and delivery dates, cyclical downturns in our customers’ industries, competition from other chemical companies, seasonality and weather conditions that may affect customer demand and river and rail transportation, the hazards of chemical manufacturing, natural disasters, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 30, 2008, as updated by subsequent SEC filings.

HAWKINS, INC.
CONDENSED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Sales	$80,386,435	$48,143,856	$145,513,749	$96,766,581

Cost of sales	62,596,563	36,268,357	113,475,194	73,060,531

Gross margin	17,789,872	11,875,499	32,038,555	23,706,050

Selling, general and administrative expenses	6,615,868	7,498,645	13,241,594	14,993,929

Income from operations	11,174,004	4,376,854	18,796,961	8,712,121

Investment income	115,088	312,265	256,508	614,568

Income before income taxes	11,289,092	4,689,119	19,053,469	9,326,689

Provision for income taxes	4,466,000	1,767,700	7,354,500	3,454,200

Net income	$6,823,092	$2,921,419	$11,698,969	$5,872,489

Weighted average number of shares outstanding - basic	10,243,567	10,211,827	10,241,524	10,198,531

Weighted average number of shares outstanding - diluted	10,248,217	10,241,865	10,252,046	10,223,228

Earnings per share - basic	$0.67	$0.29	$1.14	$0.58

Earnings per share - diluted	$0.67	$0.29	$1.14	$0.57

Cash dividends declared per common share	$0.26	$0.24	$0.26	$0.24

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